Exhibit 99.1
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Announces First Quarter 2011 Cash Dividend
MIDDLEFIELD, OHIO, February 15, 2011 ♦♦♦♦ Middlefield Banc Corp. (OTCQB: MBCN) today announced that the company’s board of directors has declared a quarterly cash dividend of $0.26 per common share payable on March 15, 2011, to shareholders of record on March 4, 2011. This is equal to the cash dividend paid in the first quarter of last year.
In making the announcement of the dividend, MBCN President and CEO Thomas G. Caldwell stated that the Form 8-K filed today announcing a reduction of $251,000 or $0.16 per share from the amounts reported in its earlier Earnings Release on January 26th did not alter the decision of the Board in making the declaration of the cash dividend. “Our financial plan for 2011 continues to reflect strong earnings potential. We remain confident of our ability to generate returns sufficient to reward our shareholders for their continued trust.”
Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a financial holding company with total assets in excess of $632 million. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury and Orwell, Ohio. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.